EXHIBIT 99.2

[GRAPHIC  OMITTED]
BRIGHAM EXPLORATION                                                 NEWS RELEASE
EXPLORATION COMPANY                                        FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES Q1 2002 FINANCIAL RESULTS AND PROVIDES Q2 2002 GUIDANCE

================================================================================

     Austin, TX -- May 7, 2002 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the first quarter ended March 31, 2002. Highlights of Brigham's financial performance for the first quarter include:

-    Production  volumes increased 10% to average 25.3 MMcfe per day as compared
     ---------------------------------
     to volumes produced in the first quarter of 2001, with an estimated exit rate for the quarter of approximately 30 MMcfe per day;

-    6% sequential quarterly growth in revenue due to 5% higher realized natural
     -----------------------------------------
     gas  and  oil  prices  ($2.83  vs.  $2.69  per  Mcfe);  and

-    8%  sequential increase in EBITDA to $4.3 million in the first quarter 2002
     ---------------------------------
     from $4.0 million in the fourth quarter 2001 due to the combined effects of improved realized sales prices and lower discretionary unit operating costs.

FIRST QUARTER 2002 RESULTS

     Average net daily production volumes for the first quarter 2002 were 25.3 MMcfe, an increase of 10% from the first quarter 2001 and flat relative to the fourth quarter 2001. Brigham estimates that it exited the first quarter 2002 producing approximately 30 MMcfe per day.

     Natural gas and oil sales declined 7% from $6.9 million in the first quarter of 2001 to $6.4 million in the first quarter of 2002. A 16% decrease in Brigham's average equivalent sales price received for natural gas and oil was partially offset by $1.3 million in revenue related to increased production volumes.

     Lease operating expenses in the first quarter of 2002 were $871,000 compared to $706,000 in the first quarter of 2001. Partially offsetting this increase, production taxes declined 24% to $353,000 in the first quarter of 2002 compared to $466,000 in the first quarter of 2001. Production tax refunds on wells that qualify for reduced severance tax rates and a 59% decrease in the average pre-hedge equivalent sales price were the primary contributors to this decrease.

     General and administrative expenses in the first quarter 2002 were $964,000 and increased 5% to $0.42 per Mcfe on a per unit of equivalent production basis relative to the first quarter 2001. Depletion expenses were $3.1 million and Brigham's depletion rate per unit increased 15% over the prior year first quarter to $1.38 per Mcfe. Of this increase, $289,000 was attributable to higher production volumes and $371,000 was due to an increase in the depletion rate per unit of production.

     Lower interest rates on outstanding debt borrowings during the first quarter of 2002 led to a decrease in interest expense from $1.8 million in first quarter of 2001 to $1.4 million in the first quarter of 2002. Brigham's average effective interest rate on its total outstanding indebtedness decreased from 10.9% in the first quarter of 2001 to 7.4% in the first quarter of 2002. The decrease in Brigham's average effective interest is primarily the result of lower LIBOR rates for the first quarter of 2002.

     Earnings before interest, taxes, depreciation, depletion, amortization and other non-cash charges (EBITDA) decreased from $5.1 million in the first quarter 2001 to $4.3 million in the first quarter 2002. Operating cash flow, before changes in working capital, declined 8% from $3.7 million to $3.4 million for the first quarter 2002. However, on a sequential quarterly basis, EBITDA increased 8% and operating cash flow improved by 11% from fourth quarter 2001 levels. Recurring earnings per diluted share were $(0.07) for the first quarter of 2002, compared to $0.01 per diluted share for the first quarter 2001.

     Net capital expenditures during the first quarter 2002 totaled $6.6 million, which included $5.2 million related to drilling, $344,000 for land and G&G activities and $1.1 million for capitalized interest and overhead expenses.


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                                                                    EXHIBIT 99.2

MANAGEMENT  COMMENTS

     Curtis Harrell, the Company's Executive Vice President and CFO stated, "We're pleased with our progress during the first quarter, with results in line with expectations. More importantly, given our recent increase in production volumes, coupled with substantially improved commodity prices and an improved hedge position, we're now well positioned to deliver an outstanding second quarter. Our corporate goal remains to deliver sequential quarterly growth in production volumes and cash flow for each reporting period this year."

SECOND  QUARTER  2002  RESULTS  GUIDANCE

     The following forecasts and estimates of Brigham's second quarter 2002 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects second quarter 2002 production volumes to average between 28 and 31 MMcfe per day, 58% of which consists of natural gas. For the second quarter 2002, lease operating expenses are projected to be $0.36 per Mcfe, production taxes are projected to be 5.5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $950,000 ($0.34 to $0.38 per Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $3.48 per MMBtu for natural gas and $26.17 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $8.1 and $9.1 million and EBITDA of between $5.8 and $6.6 million for the second quarter 2002.

CONFERENCE  CALL  INFORMATION

     Brigham management will host a conference call to discuss the Company's first quarter 2002 operational and financial results with investors, analysts and other interested parties on Wednesday, May 8th, at 9:00 a.m. Central time. To participate in the call, please dial 800-360-9865 and ask for the Brigham Exploration conference call. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. Central time on Wednesday, May 22nd. To access the recording, domestic callers dial 800-428-6051 and international callers dial 973-709-2089. The passcode I.D. for the conference playback is 241324. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:     John Turner, Manager - Finance & Investor Relations
             (512) 427-3300 / investor@bexp3d.com


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
                                                                    EXHIBIT 99.2

                                       BRIGHAM EXPLORATION COMPANY
                              SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                            (in thousands, except per share data) (unaudited)

                                                                          Three Months Ended March 31,
                                                                       ----------------------------------
                                                                             2001              2002
                                                                       -----------------  ---------------
Revenues:
   Natural gas and oil sales                                           $          6,905   $        6,434
   Other revenue                                                                    138               10
                                                                       -----------------  ---------------
                                                                                  7,043            6,444
Costs and expenses:
   Lease operating                                                                  706              871
   Production taxes                                                                 466              353
   General and administrative                                                       817              964
   Depletion of natural gas and oil properties                                    2,477            3,137
   Depreciation and amortization                                                    152              103
                                                                       -----------------  ---------------
                                                                                  4,618            5,428
                                                                       -----------------  ---------------

   Operating income                                                               2,425            1,016

Interest expense, net                                                            (1,806)          (1,421)
Interest income                                                                      62               19
Other income (expense) (a)                                                          221             (248)
                                                                       -----------------  ---------------
   Net income (loss) before income taxes                                            902             (634)
Income taxes                                                                          -                -
                                                                       -----------------  ---------------
   Net income (loss)                                                                902             (634)
Preferred stock accretion and dividends                                             478              698
                                                                       -----------------  ---------------
   Net income (loss) to common stockholders                            $            424   $       (1,332)
                                                                       =================  ===============
Net income (loss) to common per share:
   Basic                                                               $           0.03   $        (0.08)
   Diluted                                                             $           0.02   $        (0.08)

Wt. avg. common shares outstanding:
   Basic                                                                         15,983           16,016
   Diluted                                                                       17,888           16,016

   (a)   Includes non-cash income (expenses) related to changes
         in the fair market value of certain hedging contracts of:     $            221   $         (251)



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
                                                                    EXHIBIT 99.2

                                    BRIGHAM EXPLORATION COMPANY
                         PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                            (unaudited)

                                                                     Three Months Ended March 31,
                                                                 ----------------------------------
                                                                        2001              2002
                                                                 ------------------  --------------
Avg. net daily production:
   Natural gas (MMcf)                                                         17.9            14.9
   Oil (Bbls)                                                                  841           1,720
   Equivalent natural gas (MMcfe) (6:1)                                       22.9            25.3
Total net production:
   Natural gas (MMcf)                                                        1,610           1,344
   Oil (MBbls)                                                                  76             155
   Equivalent natural gas (MMcfe) (6:1)                                      2,064           2,273
   % Natural gas                                                                78%             59%
Sales prices:
   Natural gas ($/Mcf) (a)                                       $            3.03   $        2.49
   Oil ($/Bbl) (a)                                               $           26.74   $       19.93
   Equivalent natural gas ($/Mcfe) (6:1)                         $            3.35   $        2.83
Other financial data:
   EBITDA ($000) (b)                                             $           5,116   $       4,278
   Operating cash flow before changes in working capital ($000)  $           3,728   $       3,370

(a)   Includes the effects of hedging gains (losses) of:
           Natural gas ($/Mcf)                                   $           (4.08)  $        0.25
           Oil ($/Bbl)                                           $           (1.00)  $       (0.32)
(b)   Net income (loss) plus interest expense, DD&A expenses, income taxes and other non-cash items.

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)

                                                  December 31,   March 31,
                                                      2001          2002
                                                  -------------  ----------
Assets:
   Current assets                                 $      16,968  $   19,227
   Natural gas and oil properties, at cost, net         151,891     155,383
   Other property and equipment, at cost, net             1,331       1,337
   Other non-current assets                               3,218       2,990
                                                  -------------  ----------
      Total assets                                $     173,408  $  178,937
                                                  =============  ==========

Liabilities and stockholders' equity:
   Current liabilities                            $      15,266  $   19,280
   Notes payable                                         75,000      75,000
   Senior subordinated notes                             16,721      20,948
   Other non-current liabilities                            206         485
                                                  -------------  ----------
      Total liabilities                                 107,193     115,713
   Redeemable preferred stock                            16,614      17,312
   Stockholders' equity                                  49,601      45,912
                                                  -------------  ----------
      Total liabilities and stockholders' equity  $     173,408  $  178,937
                                                  =============  ==========


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
                                                                    EXHIBIT 99.2

                                   BRIGHAM EXPLORATION COMPANY
                          SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (in thousands) (unaudited)

                                                                Three Months Ended March 31,
                                                               ------------------------------
                                                                    2001           2002
                                                               --------------  --------------
Cash flows from operating activities:
   Net income (loss)                                           $         902   $        (634)
   Depletion, depreciation and amortization                            2,629           3,240
   Interest paid through issuance of add'l senior sub. Notes              75             227
   Amortization of deferred loan fees and debt issuance cost             343             286
   Market value adjustment for derivative instruments                   (221)            251
                                                               --------------  --------------
      Operating cash flow                                              3,728           3,370
   Changes in working capital and other items                         (2,476)            661
                                                               --------------  --------------
      Cash flows provided (used) by operating activities               1,252           4,031

Cash flows used by investing activities                               (8,918)         (5,000)
Cash flows provided by financing activities                           18,858           3,677
                                                               --------------  --------------
   Net increase (decrease) in cash and cash equivalents        $      11,192   $       2,708
                                                               ==============  ==============

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                     2001           2002
                                                -------------  -------------
Revenues:
   Natural gas and oil sales                    $        3.35  $        2.83
   Other revenue                                         0.07           0.00
                                                -------------  -------------
                                                         3.42           2.83
Costs and expenses:
   Lease operating                                       0.34           0.38
   Production taxes                                      0.23           0.16
   General and administrative                            0.40           0.42
   Depletion of natural gas and oil properties           1.20           1.38
   Depreciation and amortization                         0.07           0.05
                                                -------------  -------------
                                                         2.24           2.39
                                                -------------  -------------

   Operating income                             $        1.18  $        0.44
                                                =============  =============


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
                                                                    EXHIBIT 99.2

                                       BRIGHAM EXPLORATION COMPANY
                     SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MAY 7, 2002
                                               (unaudited)

                                    Q2 2002   Q3 2002   Q4 2002   Q1 2003   Q2 2003   Q3 2003   Q4 2003
                                    --------  --------  --------  --------  --------  --------  --------

Natural Gas Swap:  MMBtu/d             7,500    10,000     8,500     7,500     6,000     5,000     3,500
                   $/MMBtu          $  2.900  $  3.165  $  3.246  $  3.532  $  3.281  $  3.503  $  3.731

Natural Gas Cap:   MMBtu/d            10,000
                   $/MMBtu          $  2.756

Crude Oil Swap:    Bbls/d                - -       500       250       250       250       250       250
                   $/Bbl                 - -  $  25.06  $  24.50  $  23.92  $  23.50  $  23.15  $  22.90

Crude Oil Collar:  Cap - Bbls/d          750       500       500       250       250       - -       - -
                   Cap - $/Bbl      $  22.29  $  22.46  $  22.46  $  22.56  $  22.56       - -       - -

                   Floor - Bbls/d        750       500       500       250       250       - -       - -
                   Floor - $/Bbl    $  18.00  $  18.00  $  18.00  $  18.00  $  18.00       - -       - -

Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.


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